Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.33-49963) of the Employees' Incentive Savings Plan of The Bank of New York Company, Inc. (formerly known as The National Community Bank of New Jersey Employees' Incentive Savings Plan) and in the related Prospectus, of our report dated June 17, 1994 of the Employees' Incentive Savings Plan of The Bank of New York Company, Inc. included in this Annual Report on Form 11-K for the year ended December 31, 1993.



\s\ Deloitte & Touche
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Deloitte & Touche

June 28, 1994
New York, New York